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Exhibit 10.10

EXECUTIVE AGREEMENT

    This EXECUTIVE AGREEMENT (the "Agreement") is entered into as of November 15, 2000, between GLOBALMEDIA.COM, a Nevada corporation (the "Company"), and BARR B. POTTER, a California resident (the "the Executive").

BACKGROUND

    A. The Executive has been an outside director of the Company since May 1999.

    B. The Company desires to engage the Executive as its President and Chief Operating Officer ("COO"), and the Executive desires to make his services available to the Company, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

    In exchange for the mutual promises made in this Agreement, and other good and valuable consideration, the sufficiency of which is acknowledged, the Company and the Executive agree as follows:

    1.  Employment.

       1.1  Position.  Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive as the Company's President and COO and the Executive agrees to accept such employment.

       1.2  Board of Directors.  So long as the Executive is employed by the Company as its President, the Company agrees to nominate the Executive for election to the Board of Directors at meetings of the Company's shareholders called for the election of directors, and the Executive agrees to accept such position if elected. The Executive agrees that if his employment as President is terminated for any reason whatsoever, he will immediately resign from the Board of Directors. Payment of any Severance Benefits to which the Executive may otherwise be entitled under Section 5.2 may be conditioned upon the Executive's tender of such resignation.

       1.3  Director and Officer ("D&O") Insurance.  The Company agrees that the Executive will be covered by the Company's D&O insurance policy, both during and after the term of this Agreement, for all periods in which the Executive serves as an executive officer or director of the Company.

    2.  Term.  This Agreement is effective as of its date ("Commencement Date"), and subject to Section 4, will continue for one year from the Commencement Date (the "Term").

    3.  Duties of the Executive.  The Executive will report to the Chairman and CEO and will have the authority, and will perform all of the duties normally associated with those positions. The Executive will diligently perform all duties and responsibilities as may be assigned to him by the Board of Directors and the CEO.

       3.1  Full Attention and Effort.  The Executive will devote his full business time and attention to the business and affairs of the Company as necessary to perform his duties and responsibilities under this Agreement, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. The Executive will not, without Company's prior written consent, directly or indirectly engage in any employment, consulting, or other activity that would interfere or conflict with the performance of the Executive's duties or obligations to Company or that would directly or indirectly compete with Company.

       3.2  Location.  The Executive will be based in Los Angeles, but acknowledges that the Company expects him to spend a significant amount of his working time in the Company's Vancouver, B.C. headquarters, to the extent not otherwise travelling on Company business, in an amount to be mutually determined between the Executive and the CEO.

    4.  Compensation.

       4.1  Base Compensation.  The Executive will receive an annual salary of US$200,000 ("Base Compensation") payable after the Commencement Date in installments consistent with the Company's normal payroll schedule on or about either the first or fifteenth day of the month, subject to all withholding as is legally required or directed by the Executive.

       4.2  Bonuses.

      a.  Signing Bonus. As an incentive to enter into this Agreement, the Company will pay to the Executive a cash bonus of $40,000, due upon the execution of this Agreement by both parties.

      b.  Year-End Bonus. For each 12-month period in the Term or any extension of the Term, the Executive will also be eligible for a year-end bonus of not less than US$100,000 (the "Year-End Bonus"), based upon achievement of goals and milestones during that year, the terms and achievement of which will be determined at the discretion of the Board of Directors. The Company will pay the Year-End Bonus within 30 days after the end of the Term.

       4.3  Options.  The Company will grant the Executive an option to purchase 500,000 shares of the Company's common stock (the "Options"), at $.40625 per share (the current market value of the common stock as of the Commencement Date), as an incentive to enter into this Agreement. Subject to Section 5.2(b), the Options will vest according to the following schedule:

Vesting Period	%	Exercisable Options
At November 15, 2000	40%	200,000
February 15, 2001	15%	75,000
May 15, 2001	15%	75,000
August 15, 2001	15%	75,000
November 15, 2001	15%	75,000

Total	100	500,000

The Options will be granted under the Company's 2000 Stock Option Plan and the Stock Option Agreement to be entered into as of the Commencement Date. The Executive acknowledges that the grant of the Options, the Executive's exercise of the Options, and the disposition of the shares issued on exercise of the Options, will be subject to all requirements under the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations thereunder, including the manner of sale and volume limitations of Rule 144 under the Securities Act, and any applicable state securities laws. The Options are being granted in addition to, and not in lieu of, any options previously granted to the Executive for his services as a director of the Company.

       4.4  Restricted Stock.  On the Commencement Date, the Executive and Michael Metcalfe, the principal shareholder of the Company ("Metcalfe"), will enter into a mutually acceptable written agreement (the "Restricted Stock Purchase Agreement") under which Metcalfe will agree to sell to the Executive 100,000 shares of the Company's common stock (the "Restricted Stock")

  for $.02 per share, at any time during the Term. In the agreement, the Executive will acknowledge and agree that:

      a.  He will acquire the Restricted Stock for investment only, not with a view to the distribution or other disposition thereof in violation of the under the Securities Act of 1933, as amended (the "Securities Act").

      b.  The Restricted Stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act and the stock certificate evidencing the Restricted Stock will bear customary restricted securities legends.

      c.  The Executive's holding period with respect to the Restricted Stock under Rule 144(d) will commence on the Commencement Date,

      d.  The Restricted Stock may not be sold or otherwise transferred (other than a transfer without consideration pursuant to the Executive's will or the laws of intestacy) for the Term (the "Lockup Period").

      e.  The Restricted Stock will be held in escrow by the Company until the end of the Lockup Period at which time it will be released to the Executive.

      f.  The Company will be under no obligation to register the Restricted Stock for public resale under the Securities Act at any time, except as otherwise provided in the Restricted Stock Purchase Agreement.

      g.  The grant of the Restricted Stock, the Executive's holding of the Restricted Stock, and any disposition of the Restricted Stock, will otherwise be subject to all requirements under the Securities Act, the Securities Exchange Act of 1934 and the rules and regulations thereunder.

       4.5  Vacation.  The Executive will be entitled to 15 business days paid vacation plus U.S. government holidays during the Term, except that the Executive agrees that he will not be entitled to more than ten consecutive days vacation during the Term or during any annual extension of the Term. Such vacation will be taken at a time mutually convenient to Company and the Executive. If this Agreement is extended beyond the Term, for each year of continuous service under this Agreement, the Executive may accumulate up to five days of unused vacation time and carry it over to the succeeding year.

       4.6  Benefit Plans  As of the Commencement Date, the Executive will be entitled to participate in all perquisites and benefit plans adopted for the general benefit of the Company's executives, such as pension plans, profit sharing plans, medical plans, group or other insurance plans and benefits, if any, to the extent that the Executive is and remains eligible to participate therein and subject to the eligibility provisions of such plans in effect from time to time. In lieu of medical and dental benefits under Company plans, the Company may reimburse the Executive for the cost of continuing coverage under the Executive's prior employer for the maximum period allowable under COBRA.

       4.7  Living and Other Expenses.  The Executive will have use of the Company's corporate apartment in Vancouver, British Columbia. The Company will cover rent, utilities, cleaning service, and cable/telephone/DSL charges at that apartment. All other living expenses will be the Executive's responsibility. The Executive will be entitled to reimbursement of reasonable business expenses in accordance with Company policies in effect from time to time.

       4.8  Travel Expenses.  The Executive will be reimbursed for the cost of two personal round trips per month between Los Angeles and Vancouver, BC. All trips solely for business purposes will also be reimbursed by Company.

    5.  Termination of Employment; Severance Agreements.

       5.1  Termination of Employment.  The Executive's employment may be terminated upon the occurrence of any of the following events, and subject to the following conditions:

      a.  Termination for Cause. The Company may terminate the Executive for Cause effective immediately after the Company provides to the Executive written notice of such termination. "Cause" means dishonesty, gross neglect of duties, conflict of interest, professional negligence, fraud or misrepresentation, refusal or repeated failure to carry out reasonable directives of the CEO or the Board of Directors, conviction of or pleading guilty or no contest to a felony or crime involving moral turpitude, any material breach of this Agreement, or any other act or failure to act that, in the reasonable good faith business judgment of the Board of Directors, substantially impairs Company's business or reputation.

      b.  Voluntary Termination; Termination Without Cause. The Executive may voluntarily terminate his employment with the Company at any time for any reason ("Voluntary Termination"). Except as otherwise provided in Section 6, the Company may terminate the Executive's employment without Cause, for any or no reason at the Company's sole discretion. In both cases, the effective date of termination will be at least 90 days after written notice from the terminating party to the other.

      c.  Death. The Executive's employment will terminate automatically upon the Executive's death.

      d.  Disability. The Executive's employment will terminate automatically upon the Executive's Disability. "Disability" means that the Executive has been unable to perform his duties under this Agreement as a result of his incapacity due to physical or mental illness, and such inability continues for at least 60 consecutive calendar days or 90 nonconsecutive days during any consecutive 12-month period after its commencement, and is determined to be total and permanent by a physician selected by Company.

    5.2  Severance Agreements.

      a.  Transition Assistance. If the Executive's employment is terminated under Section 5.1(b) by the required notice, then (i) the Executive will assist the Company in finding a replacement for the position he holds at that time, and (ii) if that replacement is found within the 90-day notice period, the Executive will assist the Company in effecting a smooth transition (the "Transition Assistance").

      b.  Cash Compensation. Upon termination of the Executive's employment for any reason, the Company will pay the Executive, at the next regularly scheduled pay period following the date of termination, (i) the Base Compensation due the Executive, (ii) subject to Section 5.3(a), any declared but unpaid Year-End Bonus, and (iii) any accrued and unused vacation benefits to which the Executive is entitled under Section 5.2(c), all of the foregoing through the effective date of the Executive's termination of employment.

      c.  Accumulated Vacation Time. If this Agreement is terminated by either Company or the Executive, then the Company will pay the Executive for any unused vacation time accumulated during the current year (on a pro rata basis for partial years) plus any unused approved carry-over vacation time from the prior year, if applicable, to which the Executive is entitled under Section 4.5.

      d.  Unvested Options. All of the Executive's unvested Options will become fully vested as of the employment termination date unless the Executive is terminated for Cause under Section 5.1(a) or unless there is a Voluntary Termination without the required notice.

      e.  Vested Options. The Executive will have 90 days from the effective date of termination for any reason to exercise any Options that are vested as of the effective date of the Executive's termination of employment (including any Options for which vesting has been accelerated pursuant to Section 5.2(d)), after which time the Options will terminate.

      f.  Restricted Stock. All restrictions on the Restricted Stock, except as imposed by federal and state securities laws, will be removed if (a) the Executive's employment is terminated by the Company without the required notice under Section 5.1(b) or Section 6, and (b) the Executive uses his best efforts to provide the Transition Assistance pursuant to Section 5.1(b), if applicable. In all other cases, the Company will have the right to repurchase the Restricted Stock upon termination of the Executive's employment, exercisable upon written notice to the Executive within 60 days following the effective date of such termination, and by payment by cash or certified check to the Executive of the repurchase price of $.01 per share. The Executive shall be entitled to "piggyback" registration rights with regard to all Restricted Stock owned by the Executive after termination, subject to deferral by any underwriter of the offering if in the underwriter's discretion it would not be in the Company's or the offering's best interest to include the Restricted Stock for resale in such offering. This piggyback registration right shall terminate once the Executive can sell the Restricted Stock under Rule 144 of the Securities Act of 1933 without restriction.

       5.3  Severance Benefits.  The Executive will be entitled to receive Severance Benefits upon termination of employment only to the extent specifically set forth in this Section 5.3. "Severance Benefits" means (1) Base Compensation for the Severance Period (as defined below), (2) Company health insurance (or separate insurance providing comparable coverage) except in the case of termination under Section 5.1(c), and (3) other employee benefits, if any, in which the Executive is participating at the time of termination of employment. Notwithstanding the above, the Executive will be entitled to COBRA benefits upon termination, except for termination under Section 5.1(c), and those benefits are not included in the definition of Severance Benefits.

      a.  Section 5.1(b) Termination. If the Company terminates the Executive's employment under Section 5.1(b) by the proper notice, or in the case of a Voluntary Termination, with or without the required notice, then (i) the Executive will not be entitled to Severance Benefits, and (ii) the Company will have the option of not paying all or part of any undeclared and unpaid Year-End Bonus accruing before the date of Termination or during the Severance Period, at the discretion of the Board of Directors.

      b.  Involuntary Termination. If the Executive's employment is terminated by the Company without Cause under Section 5.1(b) without the required notice or under Sections 5.1(c) or (d) (each an "Involuntary Termination"), the Executive (or his estate) will be entitled to receive Severance Benefits equal to the longer of (i) the remaining Term or (ii) 90 days (the "Severance Period"). Such payments will be made ratably over the Severance Period according to the Company's standard payroll schedule. However, Severance Benefits will immediately cease upon the Executive's acceptance of other employment at the same or greater level of compensation and benefits, regardless of whether the Severance Period has expired. However, the Executive shall have a duty to mitigate his damages, and if he accepts employment for a lesser amount, then the Severance Benefits will be reduced commensurate with the salary received in such employment.

      c.  Termination for Cause. If the Executive's employment is terminated for Cause, the Executive will not receive Severance Benefits.

    6.  Change of Control.

       6.1  Rights upon Certain Events.  If a Change of Control Transaction occurs, then the Executive would have the following rights, notwithstanding anything to the contrary in Section 5:

      a.  Termination. The Executive will have the right to terminate his employment at anytime after such date or occurrence upon two weeks prior written notice to the Company.

      b.  Compensation. Upon termination under Section 6.1(a), all unpaid Base Compensation for the Severance Period, and the Year-End Bonus (in an amount not less than $100,000), will be payable to the Executive at the end of the notice period.

      c.  Unvested Options. All unvested Options held by the Executive will automatically vest at the end of the notice period, and all vested Options will be exercisable for five years from the end of the notice period.

      d.  Restricted Stock. All restrictions on the Restricted Stock, except as imposed by federal and state securities laws, will be removed as of the end of the notice period and the Executive will be entitled to the piggyback registration rights provided for in Section 5.2(f) .

      e.  Medical/Dental Benefits: The Executive will be entitled to the continuation of his medical and dental benefits as provided by COBRA.

       6.2  "Change of Control Transaction"  means a transaction or single series of related transactions in which:

      a.  there is (i) the direct or indirect sale of or exchange in a single series of related transactions by the Company's shareholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or

      b.  where the Company's shareholders do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company or the entity to which the assets of the Company were transferred, as the case may be, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before such transaction; or

      c.  if any of the following events with regard to the Company occurs: its dissolution or termination of existence, its insolvency, the appointment of a receiver for any part of its property, any assignment by it for the benefit of creditors, or the commencement of any proceeding with regard to it under any bankruptcy or insolvency laws.

    7.  Non-Competition; Non-Solicitation; Non-Use of Confidential Information

       7.1  Agreement Not to Compete.  The Executive agrees that Company is engaged in a highly competitive business in an international marketplace, and that during the Term of this Agreement and for a period of one year following the termination or expiration of his employment for any reason whatsoever, he will not, without the prior written consent of the Company, either directly or indirectly, on his own behalf or in the service of or on behalf of others as a shareholder, director, officer, trustee, consultant, independent contractor, employee or agent, engage in, or be employed by, or solicit business for, or provide services to, any Competing Business, in North America. "Competing Business" means any business or enterprise that is engaged in (i) the streaming media services or the sale or licensing of technologies related thereto, or (ii) consumer e-commerce or the sale or licensing of technologies related thereto. This restriction shall not apply in the event the Executive terminates his employment pursuant to Section 6.1(a) above.

    7.2  Non-Solicitation.

      a.  Agreement Not to Estrange Customers. The Executive agrees that, during the Term of this Agreement and for two years following the termination or expiration of his employment for any reason whatsoever, he will not, without the prior written consent of the Company, either directly or indirectly attempt to or induce any actual or prospective client or customer of the Company to cease to do business or to reduce or limit its business with Company or any of its subsidiaries or affiliates. A prospective customer is one with whom Company or its subsidiaries or affiliates have had discussion or contact during the Term of this Agreement, or with whom the Executive has been notified that the Company or its subsidiaries or affiliates are contemplating doing business. This restriction shall not apply in the event the Executive terminates his employment pursuant to Section 6.1(a) for the reason set forth in Section 6.2(c) .

      b.  Agreement Not to Estrange Personnel. The Executive agrees that during the Term of this Agreement and for two years following the termination or expiration of his employment for any reason whatsoever, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert, or attempt to solicit, divert or in any way induce any person employed by the Company or any subsidiary or affiliate to discontinue or reduce employment or association therewith, whether or not such person is a full time employee, consultant, contractor, or temporary employee of the Company or any subsidiary or affiliate and whether or not such employment is for a determined period or is at will. This restriction shall not apply in the event the Executive terminates his employment pursuant to Section 6.1(a) for the reason set forth in Section 6.2(c).

      c.  Agreement not to Estrange Suppliers and Vendors. The Executive agrees that during the Term of the Agreement and for two year following the termination or expiration of his employment for any reason whatsoever, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert, or attempt to induce any supplier, vendor or other provider to discontinue or limit its association with the Company or any subsidiary or affiliate thereof. This restriction shall not apply in the event the Executive terminates his employment pursuant to Section 6.1(a) for the reason set forth in Section 6.2(c).

    7.3  Ownership and Non-Disclosure and Non-Use of Confidential Information.

      a.  Company and the Executive contemplate, that during the period of this Agreement, the Executive will be assisting in the development of new business strategies, products, and services, and will gain access to confidential and proprietary information of the Company. As used in this Agreement, "Confidential Information" includes all material and information that is considered confidential or a trade secret of Company under RCW 19.108, the value of which arises from the fact that it is not generally known to others who might be able to benefit from it, and also includes but is not limited to customer sales and marketing information, customer account records, proprietary receipts and/or processing techniques, information regarding vendors and products, training and operations memoranda and similar information, personnel records, pricing information, financial information and information concerning or relating to the business, accounts, customers, employees and affairs of the Company, or any subsidiary or affiliate thereof, created or obtained by or furnished, disclosed or disseminated to the Executive, or obtained, assembled or compiled by the Executive or under his supervision during the course of his employment by the Company, and all physical embodiments of the foregoing, all of which are hereby agreed to be the property of and confidential to the Company.

      b.  The Executive acknowledges and agrees that all Confidential Information, and all physical embodiments thereof, are confidential to and will be and remain the sole and exclusive property of the Company. Upon request by the Company, and in any event upon termination of the Executive's employment with the Company, as a prior condition to the Executive's receipt of any final salary or benefit payments hereunder the Executive, will deliver to the Company all property belonging to the Company or any of its subsidiaries or affiliates, including, without limitation, all Confidential Information (and all embodiments thereof), then in his custody, control or possession, but any forfeiture of such salary or benefit will not be considered a satisfaction or a release of or liquidated damages for any claim(s) for damages against the Executive that may accrue to the Company, as a result of any breach of this Section  7.3 by the Executive.

      c.  The Executive agrees that he will not, either during the Term of this Agreement or at any time thereafter, without the prior written consent of the Company, use, disclose or make available any Confidential Information to any person or entity, nor will he use, disclose, make available or cause to be used, disclosed or made available, or permit or allow, either on his own behalf or on behalf of others, any use or disclosure of such Confidential Information other than in the proper performance of the Executive's duties hereunder.

       7.4  Inventions and Work Product.  The Executive will disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, valuable discoveries, marketing or other plans, customer lists, or ideas (including but not limited to manuals, software, training programs, databases, techniques, improvements, and other developments), and all tangible manifestations thereof, whether patentable or not that are conceived or made by the Executive, solely or jointly with another, during the Term of this Agreement and that are related to the business or activities of the Company regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire." The Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee, excepting only to the extent that the invention is one for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on the Executive's own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Executive's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Executive for the Company. Whenever requested to do so by the Company, the Executive will execute any and all applications, assignments or other instruments that the Company will deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

       7.5  Reasonableness of Restrictions.  In the event that any provision relating to time period or geographic area of any restriction set forth in this Section 7 will be declared by a court of competent jurisdiction to exceed the maximum time period or area of restriction that the court deems reasonable and enforceable, the time period or area of restriction that the court finds to be reasonable and enforceable will be deemed to become, and thereafter will be, the maximum time period or geographic area of such restriction as to the Executive.

       7.6  Enforceability.  Any provision of this Section 7 that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but will be enforced to the maximum extent permitted by law, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

       7.7  Remedies.  The Executive recognizes and agrees that the obligations in this Section 7 are the essence of this Agreement, and are reasonable and necessary to protect the legitimate business interest and good will of Company. The Executive acknowledges that the restrictions placed upon him by these provisions do not unreasonably interfere with his ability to earn a living during the restricted period.

      a.  Injunction. It is recognized and hereby acknowledged and admitted by the Executive that a breach by the Executive of any of the covenants contained in Sections 7.1 through 7.5 will cause immediate and irreparable harm and damage to the Company and that Company's ability to seek monetary damages, including liquidated damages, is not sufficient to prevent such irreparable harm. As a result, the Executive recognizes and acknowledges that the Company will be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 7.1 through 7.5 of this Agreement by the Executive or any of his affiliates, associates, partners, or agents, either directly or indirectly, and that such right to injunction will be cumulative and in addition to whatever other remedies the Company may possess.

      b.  Liquidated Damages. In the event that the Executive violates any provision of Sections 7.1 through 7.5, the Executive agrees that, in addition to Company's right to injunctive relief, the Executive will pay liquidated damages if any Company clients or customers begin doing business with any person, business, or other entity to whom the Executive has provided services in violation of this Agreement. The parties agree that the Executive will pay to Company 35% of the gross of any and all fees paid to or incurred by any such customers or clients to any such person, business, or entity during the 12 months after the Executive leaves the employ of Company. In the event that the Executive violates Section 7.2, the Executive agrees that, in addition to Company's right to injunctive relief, the Executive will pay liquidated damages equal to one-half of the annual compensation payable any employee, consultant, or contractor who leaves or, on a pro rata basis reduces, his or her employment with Company due to the Executive's conduct. The parties agree that these amounts are not intended to be a penalty, but rather represent a reasonable forecast of the actual damages that would be suffered by Company, that would otherwise be incapable or very difficult to ascertain.

    8.  General.

       8.1  Section Headings.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

       8.2  Notices.  Any notice required or permitted to be given under this Agreement will be in writing and will be deemed to have been given when delivered by hand or three days after sent by registered or certified United States mail, return receipt requested, postage prepaid, or the next business day following dispatch by a reputable overnight courier service, addressed as follows:

    (i)
    If to the Executive:

    Barr B. Potter
    c/o Bruce Vann at Kelly, Lytton, Mintz and Vann
    1900 Avenue of the Stars (S. 1450)
    Los Angeles, CA 90067

    (ii)
    If to the Company

    GlobalMedia.com
    Attn: Chairman of the Board
    400 Robson Street
    Vancouver, British Columbia
    Canada V6B 2B4

or to such other addresses as either party hereto may from time to time give notice of to the other party hereto in the aforesaid manner.

       8.3  Assignment.  The Executive agrees that his obligations under this Agreement are in the nature requiring his personal service, and that he will not assign, sell, transfer, or delegate any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation will be null and void. The Company will have the right to assign its rights and obligations under this Agreement to any or all of its qualifying subsidiary or affiliated companies, or the majority owner of Company or any of its affiliated or subsidiary companies.

       8.4  No Third-Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective heirs, executors, personal representative, legal representative, successors and assigns, any rights or remedies under or by reason of this Agreement.

       8.5  Binding Effect.  This Agreement will be for the benefit of and binding upon the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns.

       8.6  Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement will not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement or any put thereof will be declared invalid, this Agreement will be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections or subsection or subsections had not been inserted. If such invalidity is caused by length of time or size of area or both, the otherwise invalid provision will be considered to be reduced to a period or area that would cure such invalidity.

       8.7  Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of California, excluding the choice of law rules thereof. The Company and the Executive each hereby irrevocably submit to the jurisdiction of the state or federal courts located in California in connection with any suit, action or other proceeding arising out of or relating to this Agreement and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum. that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

       8.8  Resolution of Claims.

      a.  Arbitration. A claim by either party for breach or enforcement of a provision of this Agreement and any other claim or dispute related to or arising out of the Executive's employment by Company is subject to binding arbitration, and the parties hereby waive their right to jury trial. The arbitration will be conducted through the American Arbitration Association ("AAA"), and held before such arbitrator as the parties may agree or, if they are unable to do so, to be selected by obtaining nine proposed arbitrators from AAA and alternatively striking names (the Executive will strike first) until one name remains. The arbitration will be conducted in Los Angeles, California according to the AAA Commercial Arbitration Rules then in effect. A claim may be initiated by either party by submitting a written claim to AAA, with a copy to the other party. The decision of the arbitrator will be final and conclusive, and the parties waive the right to trial de novo or appeal, excepting only for the purpose of enforcing the arbitrator's decision, for which purpose the parties agree that the trial court for Los Angeles County, California will have jurisdiction. The substantially prevailing party will be entitled to recover reasonable attorneys' fees and costs of the arbitration and any action necessary for enforcement, the amount of the award to be determined by the arbitrator and court, respectively. This arbitration provision will not apply to any claims for benefits under a benefits plan that contains an arbitration provision.

      b.  Temporary Restraining Order / Injunction. Notwithstanding Section 8.8(a), the Company may, at its option, proceed directly to seek a temporary restraining order, preliminary injunction, and/or other injunctive relief for any violations by the Executive of Section 8. The substantially prevailing party will be entitled to recover its reasonable costs and attorneys' fees.

       8.9  Amendment; Modification; Waiver.  No amendment, modification or waiver of the terms of this Agreement will be valid unless made in writing and duly executed by the Company and the Executive. No delay or failure at any time on the part of the Company in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, will impair any such right therein, or will affect the right of the Company thereafter to enforce each and every provision of, power or privilege, or be construed as a waiver of any default or as any acquiescence this Agreement in accordance with its terms. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement will neither operate nor be construed as a waiver of any subsequent breach or violation.

       8.10  Confidentiality of Agreement.  The terms of this Agreement will be held in confidence by each of the parties and will not be disclosed by either party without the other party's consent, except to the extent that disclosure is required by applicable law, including the rules and regulations of the Securities and Exchange Commission, or by order of a court of competent jurisdiction.

       8.11  Board Approval.  The Company represents and warrants to the Executive that the terms of this Agreement have been approved by the Company's Board of Directors prior to its execution by the Company.

       8.12  Obligations to Others. The Executive  represents that his employment by the Company and the performance of services hereunder will not result in a breach of any non-competition or similar obligations to any former employer or other party. The Executive agrees that in the course of his employment with the Company, he will not use, disclose or otherwise make available to the Company any information, documents or other items that the Executive may have received from any other person (such as a former employer) and that the Executive is prohibited from so using or making available (whether by reason of any contract, court order, law or other legal obligation by which Employee is bound).

       8.13  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter. This Agreement my not be modified in any way, unless by a written instrument signed by both the Company and the Executive.

[Signatures are on the next page.]

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                      GLOBALMEDIA.COM

                      By:

                      Jeffrey Mandelbaum
                      Chairman and Chief Executive Officer

                      EXECUTIVE:

                      BARR B. POTTER

                      By signing below, the undersigned acknowledges and agrees to be bound by the provisions of Section 4.4 of this Agreement (and solely those provisions):

                      MICHAEL METCALFE

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